Exhibit 99.4

For Immediate Release

Company Contact:
Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@CirTran.com

The ‘New CirTran’ Will Focus on Areas of Growth and Profitability

SALT LAKE CITY, March 12, 2010 -- CirTran Corporation (OTCBB: CIRC) said today that it has successfully transferred its rights and responsibilities to CirTran’s open and active purchase orders relating to its legacy electronics contract manufacturing business to new owners who will lease equipment and space, allowing a slimmed-down CirTran to  focus on areas of growth and profitability.

Iehab J. Hawatmeh, CirTran’s president and CEO, said the company will concentrate its “energy, resources and efforts on areas of major growth and maximum profit potential. The ‘new CirTran’,” he said, “will benefit from having shed the burden of financing and housing our contract manufacturing business in the U.S. while we look to grow elsewhere.”

Mr. Hawatmeh said that CirTran,transferred its rights and responsibilities to the open and active purchase orders relating to its legacy contract manufacturing business to Katana Electronics, LLC, a Utah limited liability company.  Katana is headed by Shaher Hawatmeh, the previous COO of CirTran from 1995 until forming the new company.

CirTran’s Hawatmeh said Katana has leased some 19,000-square feet of manufacturing space as well as electronic equipment. In addition, he said Katana is retaining CirTran employees who worked in the contract manufacturing area, calling it “a seamless transition for one and all.”

“With this strategic move, CirTran will reduce costs dramatically while generating revenue as a landlord and by leasing equipment,” Mr. Hawatmeh said.  “Along with an immediate expected positive impact on our bottom line, the new CirTran will be better able to focus on areas where we are and can be most successful.”

‘Growing What is Already Growing’

CirTran, Mr. Hawatmeh said, will channel its energies “on growing what is already growing,” citing in particular the company’s Playboy Energy Drink product line, consumer products manufactured by CirTran-Asia, and its efforts to develop and expand its mass merchant retail channels in the U.S.

Playboy Energy Drink is manufactured and distributed by CirTran Beverage Corp. on behalf of Play Beverages, LLC, a licensee of Playboy Enterprises International, Inc., in conjunction with CirTran Beverage Corporation, a wholly owned subsidiary of CirTran. Launched through test marketing campaigns in late 2007, Playboy Energy Drink is available in 8.4- and 16-ounce sizes in both regular and sugar free, and is available at bars, restaurants and retail stores in the U.S. as well as in 11 countries in Europe and the Middle East.

In addition to expanding beverage sales, CirTran will focus on gaining contract to manufacture high-volume electronics, fitness equipment and household products for the multi-billion dollar sold-on-TV/direct response and online markets.  Mr. Hawatmeh said that the company will also “work to leverage its relationships with major international retailers to bring a mix of CirTran products to shelves in the U.S. and around the world.”

About CirTran Corporation
Founded in 1993, CirTran Corporation (www.CirTran.com) has evolved from its roots as an international, full-service contract manufacturer. Today, CirTran’s operations include: CirTran Beverage, which has partnered with Play Beverages, LLC to introduce and distribute the Playboy Energy Drink; CirTran-Asia, a subsidiary with principal offices in ShenZhen, China, which manufactures high-volume electronics, fitness equipment, and household products for the multi-billion-dollar direct response industry, and CirTran Online, which offers products directly to consumers through major retail web sites.

This press release contains forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement.  CirTran disclaims any obligation or intention to update any forward-looking statement.

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